EXHIBITS 5.1 AND 23.2

PEARLMAN LAW GROUP LLP Attorneys-at-Law 200 South Andrews Avenue, Suite 901 Fort Lauderdale, Florida 33301 (954) 880-9484

June 23, 2017

Luvu Brands, Inc.

2745 Bankers Industrial Drive

Atlanta, GA 30360

Re: Luvu Brands, Inc. (the “Company”)

Registration statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for the Company in connection with the Registration Statement on Form S-8 to be filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the registration by the Company and the resale of an aggregate of 5,000,000 shares of common stock, $0.01 par value (the “Shares”), of the Company that may be issued and sold under upon the exercise of grants (the "Registrable Securities") made or to be made under the Company's 2015 Equity Incentive Plan (the "2015 Plan").

We have examined the originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others, as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that the Registerable Shares, when issued in accordance with the terms of the 2015 Plan, will be validly issued, fully paid and non-assessable. We express no opinion herein as to the laws of any state or jurisdiction other than the Florida Business Corporations Act (including the statutory provisions and all applicable judicial decisions interpreting those laws).

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matters set forth herein, whether based upon a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion in the Registration Statement to be filed with the SEC and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Pearlman Law Group LLP

PEARLMAN LAW GROUP LLP